Exhibit 23.1

                        CONSENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

      We have issued our reports dated March 8, 1996 , accompanying the consolidated financial statements and schedule of WinStar Communications, Inc. and Subsidiaries contained in the Registration Statement and Prospectus and our report dated March 8, 1996 appearing in the Transition Report on Form 10-KSB for the ten months ended December 31, 1995 which is incorporated by reference in the Registration Statement. We consent to the use of the aforementioned reports and the incorporation by reference in the Registration Statement and to the use of our name as it appears under the caption "Experts".


/s/ GRANT THORNTON LLP
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GRANT THORNTON LLP

New York, New York
December 17, 1997